9661 South 700 East	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Calle Las Jardineras #16
USA	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Reports on Agreement to Operate the
Jerritt Canyon Gold Mill

      Company’s Staff Currently Maintaining Mill and Ensuring Regulatory Compliance

        SALT LAKE CITY, UTAH—(MarketWire) — January 15, 2009 — Golden Eagle International, Inc. (OTCBB: MYNG) reported today that on October 14, 2008 it entered into a Mill Operating Agreement (the “Agreement”) with Queenstake Resources USA, Inc. (“Queenstake USA”), the wholly-owned subsidiary of Queenstake Resources, Ltd. and Yukon-Nevada Gold Corporation, to operate the 4,000 ton-per-day (tpd) Jerritt Canyon CIL gold mill located 50 miles north of Elko, Nevada. The Company did not announce signing the Agreement in October 2008 because the Agreement contains two conditions that must be met before mill operations can begin: first, Queenstake USA must raise at least a net $17.5 million for operations and, second, Queenstake USA must receive permission from all relevant state and federal agencies to re-start operations at the Jerritt Canyon mill. Golden Eagle believed that these conditions would be met within a relatively short time and has actually had personnel on-site since mid-September 2008 to maintain the mill, ensure regulatory compliance, as well as meet with environmental authorities and investment groups as reported in the Company’s quarterly report filed with the SEC on November 19, 2008. Substantial progress has been made toward meeting the two conditions precedent of the Agreement; however, due to the unexpected length of time that has been required, the Company now believes that it is obligated to disclose the nature of its role at the Jerritt Canyon gold mill.

        Under a pre-operating provision in the Agreement, Golden Eagle currently has 18 full-time employees on-site at Jerritt Canyon, including its Chief Operating Officer (COO), Blane W. Wilson, as well as a number of part-time employees at any given moment. Queenstake USA is currently funding all costs of the maintenance and regulatory compliance operations during the pre-operating period and is required by the Agreement to pay Golden Eagle an administrative fee of 20% of those costs. However, due to the unexpected length of time involved in the pre-operating period, and in solidarity with Queenstake USA, the Company has agreed to accept an 8% administrative fee on operational costs for the time being and defer the balance of the 20% fee until the mill commences full processing operations.

        Golden Eagle’s COO, Blane Wilson, has 24 years of experience managing milling and processing operations. He was Corporate Operations Manager for the Jerritt Canyon gold mine and mill prior to becoming the Company’s COO in April of 2008. Mr. Wilson worked in the Jerritt Canyon operation for 19 years in various positions, including: Mill Foreman, Process Superintendent and Process Manager. Since 1981, the Jerritt Canyon mill has processed more than 8 million troy ounces of gold. At the Jerritt Canyon mine and mill, Mr. Wilson oversaw a $33 million annual budget and managed a workforce of 154 personnel.

        Under the Agreement, if and when Queenstake USA meets the conditions precedent and the Jerritt Canyon mill comes into full operation (as to which there can be no assurance), Golden Eagle will be the mill operator for a term of 5 years, which is renewable at the option of Queenstake USA for an additional 5-year term. The Company will be entitled to a fee of 8% of all operator costs, as well as a percentage fee or profit share of 20% of the net profits from operations. Furthermore, under the Agreement Golden Eagle is also to receive a $500,000 interest-free loan for initial operating capital from Queenstake USA once the conditions precedent are met, payable in equal monthly installments by the Company over the first 5-year term of the Agreement. Additionally, the Company is entitled to certain production bonuses if the price of gold exceeds $900 per ounce; if costs can be decreased below projections; and, if ore is processed that is not found in closely-located stockpiles, but must be hauled by the Company from any remote location. The terms and conditions of the Agreement are set out in a Current Report filed with the U.S. SEC on Form 8-K on January 15, 2009 and can be accessed at its EDGAR electronic library: www.sec.gov.

        Golden Eagle’s CEO, Terry C. Turner, stated, “We are pleased to have this opportunity to carry out our diversification strategy by establishing a greater presence in north-central Nevada’s gold mining district, although we recognize that there remain significant conditions precedent until we are able to achieve our goals under the Agreement. Our work at the Jerritt Canyon gold mill goes hand-in-hand with our projected plans for bringing into production our 4,000 tpd Gold Bar gold mill located 150 miles south of the Jerritt Canyon mill.”

        The Company has posted a PowerPoint presentation featuring the Jerritt Canyon gold mill on its website at: http://www.geii.com/_presentations/100108_jerritt/jerrittcanyon093008.swf .

        Golden Eagle International, Inc. is a gold and copper exploration, mining and milling company headquartered in Salt Lake City, Utah; with offices in Elko, Nevada and Santa Cruz, Bolivia. The Company’s most recent efforts have centered on its Agreement with Queenstake Resources USA, Inc. for the maintenance and ongoing regulatory compliance of the Jerritt Canyon 4,000 tpd CIL gold mill. In addition, Golden Eagle is working to maximize the potential of its Gold Bar 4,000 tpd CIP gold mill located in Eureka, Nevada through a joint venture, toll refining arrangement or potential merger. The Company has temporarily suspended operations at its C Zone gold mine and mill within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle has also temporarily suspended its continuing development of its Buen Futuro A Zone gold and copper project in eastern Bolivia.

        The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Golden Eagle at: eaglealert@geii.com.

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on current expectations, assumptions and estimates. Words and phrases such as “believe,” “intend,” “expect,” “expansion,” “anticipate,” “initiating,” “commencing,” “project,” “add value,” “bringing into production,” “maximizing,” “take advantage of,” “striving to” or similar expressions, are intended to identify “forward-looking statements.” Forward-looking statements carry certain risks regarding an assumed set of economic conditions and courses of action, including: (a) whether Golden Eagle will be able to obtain sufficient financing to continue to meet its operational goals; (b) estimates of mineralized material and future production levels; (c) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; (d) uncertainties that result from social and political conditions in Bolivia; and (e) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings that may be accessed at www.sec.gov or through the Company’s web site SEC link: http://www.geii.com/investors/sec.php. There is a significant risk that actual material results will vary from projected results. No information provided in this press release should be construed as a representation, or indication in any manner, of the present or future value of the Company or its common stock. Readers of information contained in this press release should carefully review the Company’s filings with the SEC that contain important information regarding the Company’s financial results, its future plans and their limitations, and the risks involved with the Company’s operations. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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